Exhibit (a)(5)(iii)

For Immediate Release

Blue Coat Outlines Plans to Revitalize Packeteer

PacketShaper Product After Acquisition

PacketShaper to Remain as a Standalone Product

and Potential Future Technology

SUNNYVALE, Calif., May 7, 2008 – Blue Coat Systems, Inc. (Nasdaq: BCSI), the leader in WAN Application Delivery and Secure Web Gateway, today announced its initial plans to sell, support, and enhance the PacketShaper® product once it completes the expected acquisition of Packeteer, Inc. (Nasdaq: PKTR). Blue Coat announced its intent to acquire Packeteer on April 21, 2008 and commenced its tender offer for the acquisition on April 30, 2008.

Blue Coat considers the PacketShaper product and its underlying technology and functionality a strategic technology and intends to invest significantly in its future. PacketShaper can identify and classify discrete applications, while providing the optimization needed to ensure applications use network resources properly. Blue Coat intends to enhance and expand the application identification and classification capabilities of PacketShaper and maintain it as a standalone product. Blue Coat also plans to explore extending the interoperability between PacketShaper and its own Blue Coat® ProxySG® family of appliances, based upon a closer analysis and feedback from customers. Blue Coat will also investigate using PacketShaper technologies in future products.

“The Packeteer PacketShaper appliance is a great product with a strong and well-deserved reputation,” said Brian NeSmith, president and chief executive officer, Blue Coat Systems. “We plan to rejuvenate the product to extend its life long into the future as a standalone product and build upon the capabilities of the PacketShaper and ProxySG appliances to solve the challenges of WAN Application Delivery.”

About Blue Coat Systems

Blue Coat secures Web communications and accelerates business applications across the distributed enterprise. Blue Coat’s family of appliances and client-based solutions – deployed in branch offices, Internet gateways, end points, and data centers – provide intelligent points of policy-based control enabling IT organizations to optimize security and accelerate performance between users and applications. Blue Coat has installed more than 40,000 appliances worldwide. Blue Coat is headquartered in Sunnyvale, California, and can be reached at (408) 220-2200 or www.bluecoat.com.

About Packeteer

Packeteer is a global leader in WAN Application Delivery. Packeteer’s solutions provide an intelligent, unified and adaptive approach to monitor, shape, and optimize applications, delivering the best user experience for any application to any location.

###

Important Information

THIS DOCUMENT IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT AN OFFER TO BUY OR THE SOLICITATION OF AN OFFER TO SELL ANY SECURITIES. THE SOLICITATION AND THE OFFER TO BUY SHARES OF PACKETEER’S COMMON STOCK WILL ONLY BE MADE PURSUANT TO THE OFFER TO PURCHASE AND RELATED MATERIALS THAT BLUE COAT SYSTEMS, INC. AND COOPER ACQUISITION, INC. FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 1, 2008, AS AMENDED FROM TIME TO TIME. PACKETEER STOCKHOLDERS SHOULD READ THESE DOCUMENTS CAREFULLY PRIOR TO MAKING ANY DECISIONS WITH RESPECT TO THE OFFER BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING THE TERMS AND CONDITIONS OF THE OFFER. PACKETEER STOCKHOLDERS MAY OBTAIN THE OFFER TO PURCHASE AND RELATED MATERIALS WITH RESPECT TO THE OFFER FREE OF CHARGE AT THE SEC’S WEBSITE AT WWW.SEC.GOV, FROM THE INFORMATION AGENT NAMED IN THE TENDER OFFER MATERIALS OR FROM BLUE COAT SYSTEMS, INC.

FORWARD LOOKING STATEMENTS:

This document contains certain forward-looking statements about Blue Coat Systems, Inc. and Packeteer, Inc. and the proposed combination of the two companies. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including the expected benefits and costs of the transaction; management plans relating to the transaction; the anticipated timing of filings and approvals relating to the acquisition; the expected timing of the completion of the transaction; the ability to complete the transaction considering the various closing conditions, including those conditions related to antitrust regulations; any projections of earnings, revenues, synergies, accretion, margins or other financial items; any statements of the plans, strategies and objectives of management for future operations, including the execution of integration plans; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing. Risks, uncertainties and assumptions include the possibility that expected benefits may not materialize as expected; risks related to the timing or ultimate completion of the transaction; that, prior to the completion of the transaction, the party’s respective businesses may not perform as expected due to uncertainty; that the parties are unable to successfully implement integration strategies; and other risks that are described from time to time in the Securities and Exchange Commission reports filed by Blue Coat, including but not limited to the risks described in Blue Coat’s Annual Report on Form 10-K for the year ended April 30, 2007, and Quarterly Report on Form 10-Q for the quarter ended January 31, 2008. Accordingly, no assurances can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on the results of operations or financial condition of Blue Coat or Packeteer. Blue Coat assumes no obligation and does not intend to update these forward-looking statements except as required by applicable law.

Note: Blue Coat and ProxySG are trademarks or registered trademarks of Blue Coat Systems, Inc. in the United States and other countries. All other trademarks, trade names or service marks used or mentioned herein belong to their respective owners.

Media Contacts:	Investor Contact:

Steve Schick	Carla Hoblit
Blue Coat Systems	Blue Coat Systems
steve.schick@bluecoat.com	carla.hoblit@bluecoat.com
408-220-2076	408-220-2056

Ben Merritt

Merritt Group (for Blue Coat Systems)

merritt@merrittgrp.com

703-926-0290